SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 5, 2006

VISTULA COMMUNICATIONS SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50758	20-0734966
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

Suite 801, 405 Park Avenue, New York, NY 10022

(Address of principal executive offices) (Zip Code)

(212) 317-8900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 5, 2006, we entered into an employment agreement with Ian Cope relating to Mr. Cope’s employment as our chief operations officer.  Under the employment agreement, we will pay Mr. Cope an annual base salary of $140,000 and provide him with certain employment related benefits.  In addition, the employment agreement provides that we will grant Mr. Cope an incentive stock option to purchase 250,000 shares of our common stock with an exercise price equal to $1.42 per share; 50,000 of those shares subject to the option will be vested immediately and the remaining 200,000 shares subject to the option will vest in four equal annual installments of 50,000 shares beginning on January 5, 2007.  The option will be subject to the terms and conditions of our 2004 Amended and Restated Stock Incentive Plan.  The employment agreement also provides that if Mr. Cope is terminated without cause, we will be obligated to pay him his base salary for three months.  A copy of the employment agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 5.02             DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On January 5, 2006, our board of directors formally appointed Ian Cope as our chief operations officer.  Mr. Cope will report to our chief executive officer.  Prior to joining us, Mr. Cope was the chief technical officer at DSLi Corporation since November 2002 where he was responsible for the complete operations of a facilities-based competitive local exchange carrier providing a full range of voice and data services using both traditional circuit switched infrastructure and IP Centrex.  From January 2002 through November 2002, Mr. Cope was a consultant to major internet service providers and incumbent local exchange carriers on broadband access solutions, providing technical direction on the planning and implementation of initiatives.  From January 2001 to December 2001, Mr. Cope was the vice president of engineering for NX Networks, Inc.

The terms of Mr. Cope’s employment agreement are described in Item 1.01 above and incorporated herein by reference.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

Number	Title

10.1	Employment Agreement, dated January 5, 2006, between Vistula Communications Services, Inc. and Ian Cope

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTULA COMMUNICATIONS SERVICES, INC.

Dated: January 10, 2006	/s/ George R. Vaughn
George R. Vaughn
Chief Financial Officer